UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

ENCOMPASS GROUP AFFILIATES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)	Number)

420 Lexington Avenue, New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

_____________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2009, Encompass Group Affiliates, Inc. (the “Company”) purchased 3,000,000,000 shares of its outstanding  common stock, no par value per share (“Common Stock”), from YA Global Investments, L.P., at a purchase price per share of $.0001, or an aggregate purchase price of $300,000.  The purchase was made pursuant to a Stock Purchase Agreement dated March 23, 2009.  The purchased shares represented approximately 18% of the Company’s outstanding Common Stock prior to the purchase and approximately 2.7% of the shares which would be outstanding if all of the Company’s convertible preferred stock was converted to Common Stock.  The Company now has 13,286,151,226 shares of Common Stock outstanding.

The foregoing description of the terms of Stock Purchase Agreement is qualified in its entirety by the Stock Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report.

The Company was required to obtain consent to the repurchase from the holders of its senior and subordinated notes.  In connection with obtaining that consent, the Company is making  a prepayment on  the principal amount of the senior notes by an amount approximately equal to the purchase price under the Stock Purchase Agreement.

.A copy of the press release issued by the Company announcing this transaction is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Stock Purchase Agreement with YA Global Investments, L.P, dated March 23, 2009
99.1	Encompass Group Affiliates, Inc.’s Press Release issued March 24 , 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS GROUP AFFILIATES, INC.

Dated: March 24, 2009	By:	/s/ Wayne I. Danson
Chief Executive Officer and President
(principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement with YA Global Investments, L.P, dated March 23. 2009
99.1	Encompass Group Affiliates, Inc.’s Press Release issued March 24, 2009